Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 15, 2011, with respect to the consolidated financial statements of Bankrate, Inc. contained in the Prospectus (File No. 333-173550) filed on June 17, 2011, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

June 16, 2011